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                                                                   EXHIBIT 10.28

December 16, 1998


BY TELECOPY
-----------
Mr. Peter Cannone
5 Seaman Drive
Freehold, New Jersey  07728

Dear Peter:

This agreement will serve to confirm the terms and conditions under which we will accept your resignation as Senior Vice President, Sales.

1. RESIGNATIONS. Effective December 31, 1998 (hereinafter the "Resignation Date") you will resign from employment as Senior Vice President, Sales and any other officerships or directorships of Micro Warehouse, Inc. or any of its affiliates, sister companies or subsidiaries (hereinafter "the Company").

2. EMPLOYMENT AGREEMENT; PAYMENTS HEREUNDER. (a) Any prior employment agreement with the Company, whether written or oral and including specifically the letter agreement between you and the Company dated October 6, 1997, is terminated as of the Resignation Date.

     (b) You shall be entitled to receive your current bi-weekly base salary of $7,692.31 (after deducting all required withholding and other amounts) until June 30, 1999. You shall also be eligible to receive the following incentive compensation:

          (i) the actual amount, if any, of your incentive bonus under the Micro Warehouse Officers and Directors Incentive Bonus Plan ($30,000 target), to be calculated prior to January 31, 1999 and paid on the date in 1999 that other eligible employees receive their 1998 bonus under such plan; and

          (ii) your quarterly bonus for the fourth quarter 1998 in the amount of $4,166, which will be paid in a lump sum within two weeks of your Resignation Date.

         (c) Within two weeks of the Resignation Date you will also receive a one time payment for your accrued and unused 1998 vacation time (after deducting all required withholding and other amounts).

         (d) Upon your request and subject to the receipt of appropriate documentation, the Company will reimburse you for your actual expenses incurred in relocation from New Jersey to Massachusetts, including the broker's fee and closing costs on your home, up to a maximum of $25,000.

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         (e) You may retain the Company's laptop computer in your possession having the manufacturer, model and serial number described on the annex hereto, PROVIDED that you remove all copies of any "confidential or proprietary information" (as defined in Paragraph 9 below) from the hard drive of the computer and any disks in your possession and return the same to my attention within five (5) business days of the date hereof.

3. COBRA BENEFITS. The Company agrees to pay directly your COBRA payments required to maintain your and your family's current health insurance coverage through the Company until the earlier of June 30, 1999 or the first date you become eligible for participation in the medical benefits program of any subsequent employer (whether or not you elect coverage under such employer's plan). After that date, all additional available COBRA coverage will be at your expense. You acknowledge that the Company will have no obligation to pay directly or reimburse you for any COBRA payments due more than six (6) months subsequent to the Resignation Date.

4. STOCK OPTIONS. As of the Resignation Date 15,000 of the 60,000 options you hold shall be accelerated and deemed vested and the remainder shall be deemed cancelled. In all other respects, said options will continue to be subject to the terms and conditions of the agreement and or Stock Option Plan under which they were granted to you. All options retained by you pursuant to this agreement shall have an exercise price of $15.44 per share and must be exercised on or before September 30, 1999. You will not be eligible to receive any further stock options or otherwise participate in any deferred compensation programs notwithstanding the possibility that the Company might provide the same participation to other comparably compensated employees.

5. STOCK TRADING RESTRICTIONS. For the period from the date hereof until three business days after the public release of the Company's 1998 fourth quarter and full year earnings, you will continue to be subject to and abide by the Procedures Adopted by the Company to Prevent Insider Trading (incorporated in the Insider Trading Memorandum attached hereto as Exhibit A) and specifically will be prohibited from initiating a purchase or sale transaction in the Company's stock except in a "window period."

6. RELEASE. (a) As consideration for the Company to enter into this agreement and as consideration for the covenants contained herein, subject to the immediately following sentence, you irrevocably and unconditionally release, remit, acquit and forever discharge the Company, its officers, directors, shareholders, agents, employees, representatives, attorneys, parents, divisions, subsidiaries, affiliates, related companies or entities, successors and assigns and the officers, executives, directors, shareholders, agents and employees of any and all of the Company's parents, divisions, subsidiaries, affiliates, related companies or entities, successors or entities (separately or collectively, the "Released Parties"), jointly and individually, from any and all claims, charges, complaints, expenses and causes of action of any nature or kind whatsoever, known or unknown, which you, your heirs, successors or assigns have or may have against the Released Parties based upon, related to or arising out of your employment with the Company through the date hereof, including, but not limited to, claims, charges, complaints, liabilities, losses, obligations, demands,


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damages, costs, expenses and causes of action relating to the terms, conditions, commencement, duration or termination of your employment, or claims of discrimination under any federal, state or local law, rule, regulation or common law, whether such claims are past or present, whether they arise from equity, common law or statute, and whether they arise from labor laws or discrimination laws, such as the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.1981, the Equal Pay Act, as amended, the Americans with Disabilities Act, or any other federal, state or local law, rule or regulation. This release is intended to cover all possible relief, including, but not limited to, reinstatement, wages, back pay, front pay, vacation pay, bonuses or incentive compensation, supplemental or other retirement benefits, perquisites, compensatory damages, punitive damages, damages for pain or suffering, and attorneys' fees, provided, however, that nothing in this agreement will limit or otherwise affect any right you may have to indemnification under the Company's Articles of Incorporation, By Laws or any insurance policy in effect as of the termination of your employment with the Company. In addition, if the Company complies with its obligations hereunder, you agree you will not be entitled to any benefit from any claim or proceeding filed by you or on your behalf with any agency or court which is within the scope of this agreement or which goes to the validity of any provision of this agreement.

         (b) The releases under this Paragraph 6 are intended to cover all possible rights, obligations and liabilities, including any such rights, obligations or liabilities based upon, relating to or arising from any claim which goes to the validity of any provision of this agreement, other than a claim for any breach of this agreement.

         (c) You acknowledge that you have been given a period of at least 21 days to review and consider this agreement before signing it, and that you understand that you may use as much of the 21-day period as you wish prior to signing. You also acknowledge that you have obtained independent legal counsel in connection with reviewing this agreement.

7. COVENANT NOT TO COMPETE You hereby covenant and agree that from the date hereof until June 30, 1999 you shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); PROVIDED, HOWEVER, that the foregoing shall not prevent you from (a) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if your services are restricted to employment in such other lines of business; or (b) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than two percent (2%) of any class or type of securities of, or interest in, such Business. The term "Competitive Business" shall mean and include any business or activity, wherever located, that engages in the sale or distribution of computers and computer-related products, regardless of the format or method of marketing or order-taking; provided, however, that a "Competitive


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Business" shall not include wholesalers or distributors of computer products
(i.e., entities that do not sell to end-users) or retail stores that specialize in computer products (E.G., CompUSA, Circuit City).

8. COVENANT NOT TO SOLICIT You hereby covenant and agree that, from the date hereof until the expiration of eighteen (18) months from the Resignation Date, you shall not, for or on behalf of any party, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent creditor or otherwise, attempt to solicit for employment any person who has been an employee of the Company at any time or times during your employment by Company.

9. CONFIDENTIAL INFORMATION. You acknowledge that the Company would be damaged if your knowledge with respect to the business of the Company was disclosed to or utilized by parties other than the Company. Accordingly, you covenant and agree that you will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by you and relates to such matters as budget and forecasts, customer mailing lists, data base management techniques, pricing and credit techniques, marketing techniques, research and development activities, sources of product, and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by you from third parties without restrictions on disclosure provided the same would not, if released, damage the Company.

10. ASSIGNMENT. This agreement is not assignable, except that the Company may assign it to any successor of substantially all of the Company's business or assets. This agreement will be binding upon, and inure to the benefit of, the parties and their successors and assigns. Any payments due to you under this agreement shall be paid to your estate in the event that you should die before said payments are made.

11. PARTIAL INVALIDITY. If any provision of this agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force without being impaired or invalidated in any way.

12. GOVERNING LAW. This agreement will be governed by the laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof. Both parties hereby agree to waive the right to a jury trial in the event there is any legal action arising out of the interpretation or enforcement of this Agreement.

13. ENTIRE AGREEMENT. This agreement reflects the complete agreement between the parties with respect to the subject matter hereof, and there are no written or oral understandings, promises


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or agreements directly or indirectly related to this letter agreement or the subject matter hereof that are not incorporated herein.

14. REVOCATION PERIOD. For a period of seven (7) calendar days following your execution of this agreement, you may revoke this agreement. This agreement will not become effective or enforceable to release any claims or rights which you may have under the Age Discrimination in Employment Act until this revocation period has expired. This agreement also will not become effective or enforceable with respect to any obligations that the Company may have hereunder until this revocation period has expired. You acknowledge and agree that if the Company satisfies any obligations hereunder that otherwise would have arisen during this revocation period as soon as practicable after the revocation period has expired, such action will constitute timely satisfaction of such obligations hereunder. You also acknowledge and agree that the benefits to you of the covenants contained herein, including, but not limited to, payments hereunder, are provided to you in exchange for the promises in this agreement, are not normally available under Company policy or practice to employees whose employment is terminated and provide for the payments of amounts to which you would not otherwise be entitled.

15. CONFIDENTIALITY AND INTENT TO BE BOUND. The terms and conditions of this agreement are confidential and must not be disclosed to any person other than those who must perform tasks to effect the agreement. Notwithstanding the foregoing, the Company and you may disclose any term of this agreement, after prior written notice to the other party that disclosure is about to take place,
(i) to any governing authority if disclosure is required to comply with applicable law; or (ii) to either party's attorneys, accountants, spouse or advisors with whom a fiduciary relationship has been established. Both parties have read this agreement, have had the opportunity to consult with counsel, fully understand the agreement's terms and conditions, and enter this agreement freely, voluntarily and intending to be legally bound hereby.

16. ENFORCEMENT OF AGREEMENT. You hereby acknowledge and agree that your obligations under Paragraphs 7, 8 and 9 are a material part of the consideration for this agreement and for the payments from the Company to you under Paragraph 2; that your failure to satisfy any of such obligations could cause irreparable harm to the Company and that the damages caused by such failure would be uncertain and difficult to measure. You further acknowledge and agree that the Company may seek injunctive relief to prevent your failure or further failure to satisfy any of such obligations, in addition to all other rights, remedies and claims that it may have under this agreement, at law or in equity.

17. NO WAIVER. No failure on the part of either party at any time to require the performance by the other party of any term hereof shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term hereof shall be taken or held to be a waiver of any other term hereof or the breach thereof.


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         If you agree to and accept the terms and conditions of this agreement, please sign both copies hereof in the space provided below, retain one copy for your records and return the other copy to the undersigned.

                                   Very truly yours,
                                   MICRO WAREHOUSE, INC.

                                   By: /s/  Bruce L. Lev
                                      ----------------------------------------
                                   Name:  Bruce L. Lev
                                   Title: Executive Vice President, Legal and
                                          Corporate Affairs and General Counsel



YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND ARE KNOWINGLY AND VOLUNTARILY ENTERING INTO IT. PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


        /s/ Peter Cannone
-----------------------------------
Peter Cannone
Date Signed: December 16, 1998





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